UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2005 (August 8, 2005)

Blue Ridge Real Estate Company

Big Boulder Corporation

(Exact Name of Registrant Specified in Charter)

0-28-44 (Blue Ridge)

24-0854342 (Blue Ridge)

Pennsylvania

0-28-43 (Big Boulder)

24-0822326 (Big Boulder)

(State or Other Jurisdiction of Incorporation)

(Commission File Number)

(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania                       18610-0707

(Address of Principal Executive Offices)                                                       (Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On August 8, 2005, Big Boulder Corporation (the “Company”) entered into an agreement dated as of June 9, 2005, with Robert C. Young, Inc. (the “Contractor”), whereby the Contractor agreed to provide equipment, supplies and personnel for infrastructure improvements for the second phase of the Laurelwoods II Residential Development currently under construction on a parcel of property located at Big Boulder ski area in Lake Harmony, Pennsylvania.

Under the agreement, the Company agreed to pay the Contractor an aggregate of approximately $2,427,491, payable in progress payments as the work is completed.  Construction of infrastructure improvements will commence on or about August 15, 2005 and is scheduled for completion 180 days after the date of commencement of the work.

The Contractor may terminate the agreement under certain circumstances if work is stopped for more than 90 consecutive days and the work stoppage is not caused by the Contractor.  The Company may terminate the agreements under certain circumstances, including the Contractor’s failure to perform its obligations under the agreements.  In addition, the Company may terminate the agreements without cause.

The foregoing is only a summary of the agreement.  You are urged to read such agreement in its entirety for a more complete description of the terms and conditions of such agreement.  A copy of the agreement and the contract documents are attached to this report as Exhibit 10.1.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.	Description

10.1

Agreement, dated as of June 9, 2005, between Big Boulder Corporation and Robert C. Young, Inc. for infrastructure improvement project at Laurelwoods II residential development in the amount of $2,427,491.

.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY BIG BOULDER CORPORATION

Date: August 10, 2005	By: /s/ Eldon D. Dietterick
Name: Eldon D. Dietterick Title: Executive Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Agreement, dated as of June 9, 2005, between Big Boulder Corporation and Robert C. Young, Inc. for infrastructure improvement project at Laurelwoods II residential development in the amount of $2,427,491.